Exhibit 10.3
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (the “Agreement”), dated April 23, 2007, is entered into between COG Operating LLC, a Delaware limited liability company (“COG”), acting for itself and COG Oil & Gas LP, a Texas limited partnership (“COG LP”), each with a mailing address of 550 W. Texas Avenue, Suite 1300, Midland, Texas 79701, (COG and COG LP, collectively herein, “Concho”), and Mack Energy Corporation, a New Mexico corporation, with a mailing address of P.O. Box 960, Artesia, New Mexico 88211, (“Contractor”), as follows:
     WHEREAS, COG is the operator of record of certain oil and gas properties described in Exhibit A attached hereto (the “Properties” or “Contract Area”);
     WHEREAS, Concho and Contractor are parties to that certain Contract Operator Agreement dated February 24, 2006 (the “COA”), under which Contractor provides the services described therein with respect to the Properties;
     WHEREAS, Concho and Contractor now desire to immediately terminate the COA in all respects and, in connection therewith, Concho shall assume and perform all duties and responsibilities as operator of the Properties, except for such services related thereto that are to be performed by Contractor under this Agreement; and
     WHEREAS, Concho and Contractor desire that Contractor continue to provide certain services with respect to the Properties, as provided hereunder (all of the services performed by Contractor on behalf of Concho under this Agreement, inclusive of the personnel, materials, equipment and supplies of Contractor provided for performing such services, are herein called the “Services”).

     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, the parties agree as follows:
     1. Services to be Provided Respecting Producing Wells. During the term hereof, Contractor shall perform the following Services on or respecting producing or shut-in wells currently located on or hereafter drilled upon the Properties:
(a)	Manage and oversee the day-to-day routine supervision and maintenance of each of the wells and Properties associated therewith, including, without limitation, maintenance, supervision, management and minor repairs and up-keep of existing wells (including pumping services), structures, equipment and facilities associated with each well. Contractor shall give prior notice to and obtain consent from Concho for any individual Service on or respecting any well or Property that Contractor reasonably expects will cost in excess of $75,000.00, except that such prior notice shall not be required for emergency Services necessary for the protection of the public safety and health or the environment. Contractor shall promptly report any such emergency and responsive Services to Concho.

(b)	Supervise subcontractors, suppliers, vendors and any other contract personnel retained by Concho or retained by Contractor at the request of Concho as required to perform and fully satisfy its obligations under this Agreement.

(c)	Monitor production from the Properties and provide to Concho daily production volumes from the Properties and, as requested, conduct and report on well tests.
     2. Quarterly Development Plan. At least fifteen (15) days prior to the first day of each calendar quarter during the term hereof, commencing with the quarter beginning July 1, 2007, Concho shall provide Contractor a development plan for such following quarter listing the wells to be drilled, reworked, recompleted, plugged and abandoned, or subject to other operations (the “Quarterly Development Plan”) for which Contractor’s Services will be required under Section 3 below during such quarter. Concho, after consultation with Contractor, shall have the right to propose the drilling, recompletion, workover, plugging and abandonment or other operation for wells not made a part of the Quarterly Development Plan, and Concho shall have final authority concerning the content and implementation of the Quarterly Development Plan. The Quarterly Development Plan shall also set forth in reasonable detail the sequence in which all of such operations are to be conducted. Contractor will not deviate from the sequence of operations specified in the Quarterly Development Plan, except as agreed to by Concho. For each well to be drilled pursuant to the Quarterly Development Plan, Concho shall specify in reasonable detail the total depth to be drilled, the objective zones, well design and drilling procedures for such well. For each well to be worked-over or recompleted, Concho shall specify in the Quarterly Development Plan the objective zones to be completed and the designated completion procedures. For workover and completion operations specified in the Quarterly Development Plan, Contractor shall provide Concho with a continuous fifteen (15) day forecast of the availability of Contractor’s pulling units to facilitate such workover and completion operations. Contractor’s Services performed in connection with implementing the Quarterly Development Plan shall in all respects be subject to the availability of Contractor’s personnel, pulling units, equipment, materials and supplies necessary to complete and perform such services. Within five (5) days after receipt of each Quarterly Development Plan, Contractor may provide written notice to Concho listing or identifying those Services required to implement the Quarterly Development Plan that Contractor will be unable to perform because of the lack of available personnel, equipment, materials or supplies needed to perform such Services (“Contractor’s QDP Notice”). Concho may use other service providers or vendors to ensure implementation of its Quarterly Development Plan if and to the extent Contractor is unable to perform the services to be provided by such service providers or vendors as set forth in Contractor’s QDP Notice. Concho and Contractor will operate under the Quarterly Development Plan adopted for the quarter period ending June 30, 2007 under the COA until the Quarterly Development Plan for the quarter period beginning July 1, 2007 is adopted according to this Section 2.

     3. Services to be Provided Respecting Drilling Operations. At Concho’s request as identified in each Quarterly Development Plan, Contractor shall perform the following Services with respect to drilling operations to be conducted on the Properties by Concho:
(a)	If and to the extent comparable Services will not be provided by Contractor under this Agreement, Concho shall retain and contract with drilling contractors and any other third-party contractors, including any of Contractor’s Affiliates, which provide labor, materials or services in connection with any and all drilling, completion, fracing, re-working and all other operations to be conducted on the Properties by Concho. At Concho’s request, Contractor may make recommendations to Concho regarding specific third-party service or material providers and vendors for services, equipment and materials that will not be provided by Contractor as part of its Services, including Contractor’s Affiliates, but Concho shall have sole authority to retain service providers and vendors for such services, equipment and materials that will not be provided by Contractor as part of its Services; provided, however, that due consideration shall be given Contractor’s Affiliates if their costs for services or materials are equal to or less than the costs for such services or materials offered by other service providers and vendors.

(b)	Concho shall obtain all applicable permits for a well and shall initiate the staking of each proposed well location to be prepared and drilled hereunder, and Contractor shall provide well site supervision in the staking of each such well and the preparation of the well site for drilling operations. All necessary rights-of-way, easements and other surface use agreements will be negotiated and obtained by Concho.

(c)	Contractor shall follow Concho’s designated procedures for Services to be provided by Contractor for the drilling (including logging suite), completing, fracing, recompleting, reworking, testing, plugging and abandoning and otherwise operating wells and shall supervise all other operations and activities specifically requested to be performed by Contractor under any Quarterly Development Plan. At Concho’s request, Contractor will provide recommendations concerning any drilling, completing, fracing, recompleting, re-working, testing or plugging and abandonment operations conducted by Concho on the Properties. Contractor shall have direct contact with drilling contractor(s) during drilling operations, and shall provide to Concho or cause to be provided by such contractors, such related reports and information as requested by Concho, including, but not limited to, daily drilling reports, completion reports, and all information related to formation evaluation.

(d)	Upon reaching the objective depth on any well, Concho shall be responsible for logging the well, providing cement volumes and types of cement, placement of DV tools and other pre-completion activities prior to running casing. At Concho’s request, Contractor shall recommend to Concho whether to complete or plug and abandon the well or to conduct additional drilling or testing and, if Concho elects to complete a well, completion procedures. Concho has the sole authority to decide whether to complete or plug and abandon the well or to conduct additional drilling or testing. If Concho elects to complete a well, Concho shall provide Contractor with the designated layout of production facilities and equipment for such well within five (5) days of the release of the drilling rig.

(e)	Concho agrees to provide timely instructions to Contractor concerning the Services to be provided by Contractor under this Section 3. Concho shall at all times (i.e., 24 hours a day, 7 days a week) have a designated representative available to instruct and advise Contractor concerning its Services to be performed under this Section 3.

(f)	Contractor shall provide drilling and completion supervisors and other Services it performs in connection with the drilling, completion and plugging and abandonment of wells and other personnel, labor, equipment (including pulling units), materials and supplies necessary to perform Services to complete, equip, and connect wells for production or plugged and abandoned wells.

(g)	Contractor shall perform any other reasonable Services and activities with respect to the operation, management and administration of the Properties as requested by Concho under a Quarterly Development Plan or otherwise.
     4. Operations – Salt Water Disposal System. Concho, Contractor, Chase Oil Corporation and Caza Energy LLC (collectively, “Chase”) jointly own certain saltwater disposal wells in the Contract Area (the “Disposal Wells”) and associated permits, governmental orders, surface use agreements, right-of-way agreements and other agreements (collectively, the “SWD System”), pursuant to which saltwater and other fluids are transported from the Properties and other properties not part of the Contract Area for disposal into the Disposal Wells. Each of Concho and Chase has access to and use of the SWD System pursuant to the terms of that certain Salt Water Disposal System Ownership and Operating Agreement dated February 24, 2006. Contractor agrees to perform the following Services respecting the SWD System (which is deemed a Property hereunder) on behalf of Concho and Chase pursuant to the terms of this Agreement:
(a)	Under the Services to be provided according to Section 1 of this Agreement, Contractor shall manage and oversee the day-to-day management and maintenance of the SWD System, including, without limitation, management and maintenance of the Disposal Wells and related equipment and facilities, and notice to Concho of any problems, including system capacity problems, and of any upgrade and expansion requirements known to Contractor.

(b)	Under the Services to be provided according to Section 3 of this Agreement, and at the direction and designated procedures of Concho and as specified in the Quarterly Development Plan, Contractor shall conduct such operations required to drill additional disposal wells (or convert previously producing wells to disposal wells) to be connected to the SWD System or to connect additional producing wells to the SWD System, thereby expanding the SWD System.
     5. Joint Interest Billings and Third-Party Invoices.
(a)	Contractor will not and shall not be required to prepare and collect joint interest billings or other third-party invoices, prepare and maintain division order records, pay royalties, revenues, delay rentals or shut in royalties or pay right-of-way damages in connection with any Property.

(b)	Third-party invoices for Services conducted on, or materials or equipment supplied to, the Properties, including the drilling operations outlined in this Agreement, shall be addressed to Concho c/o Contractor at P.O. Box 1470, Artesia, New Mexico 88211. Contractor shall review and make appropriate adjustments to all third-party invoices and inform Concho of any discrepancies or other problem with such invoices. After making appropriate adjustments, Contractor shall submit such invoices, together with all supporting information requested by Concho, to Concho. Concho shall deal directly with service and material providers and vendors in resolving any discrepancies, adjustments or problems with invoices.
     6. Term.
(a)	The term of this Agreement shall be the period commencing April 23, 2007 (the “Effective Date”) and ending upon the earlier to occur of (1) February 28, 2011; (2) the date on which Concho Resources Inc. completes the initial sale of its shares of common stock to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended; or (3) a Change of Control, as provided herein, unless terminated sooner as otherwise provided for in this Agreement or by the mutual written agreement of both parties.

(b)	Notwithstanding anything herein to the contrary, a party shall have the right to terminate this Agreement by written notice upon or within sixty (60) days after a Change of Control of or pertaining to the other party hereto or its ultimate parent entity (“Change of Control Entity”). As used herein, “Change of Control” means:
(1)	the liquidation, dissolution or winding up of the affairs of a Change of Control Entity, whether voluntary or involuntary;

(2)	a sale, in one or more related transactions, of all or essentially all, of the assets of a Change of Control Entity;

(3)	any merger, consolidation, reorganization or other transaction with or into another entity, or other transactions resulting in the equity owners of a Change of Control Entity, as of the date hereof, directly or indirectly, holding less than a majority of the voting power and control of a Change of Control Entity; and

(4)	as to the Contractor, neither Mack Chase nor Robert Chase shall continue to serve as Contractor’s chief operating officer for the purposes of this Agreement.
(c)	Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate, with respect to each and every Property, upon the sale, exchange, foreclosure, transfer or other disposition, or upon the termination, expiration, or forfeiture, of Concho’s entire interest in such Property.

(d)	Notwithstanding anything herein to the contrary, at any time, Concho may, in its sole discretion, suspend or terminate any Services performed or to be performed by Contractor on a specific Property hereunder if, in Concho’s sole judgment, a material event (as defined herein) could result from Contractor’s operations, until such time as Concho, in its sole judgment, determines that Contractor shall resume such Services on the affected Property. A material event is an event or circumstance which, in Concho’s sole judgment, could have a materially adverse effect on a Property or Concho’s business. As soon as reasonably practicable following Concho’s written notice of suspension or termination of any specific Services (which notice shall specify in reasonable detail the basis for such suspension or termination), Contractor will cease performing such specified Services as soon as Contractor is able to secure the affected Properties and vacate the premises with all reasonable dispatch. Concho will remain obligated to pay Contractor for all compensation due hereunder to Contractor for suspended or terminated Services up to the point in time that Contractor vacates the affected premises.

     7. Concho Representative. For all purposes hereof, the Concho’s representative will be E. Joseph Wright. The address for all notices hereunder shall be:
COG Operating LLC
550 W. Texas Avenue, Suite 1300
Midland, Texas, 79701
Attn: E. Joseph Wright
Fax: (432) 683-7441
     8. Contractor Representative. For purposes hereof, Contractor’s representative will be Robert Chase. The address for all notices hereunder shall be:
Mack Energy Corporation
P.O. Box 960
Artesia, New Mexico 88211
Attn: Robert Chase
Fax: (505) 746-9539
     9. Standard of Performance. Contractor shall (a) comply with any and all federal, state and local laws, rules and regulations (“Laws”) applicable to the Properties, and in the event of noncompliance with any Laws, immediately notify Concho and, at Concho’s direction, take whatever steps requested by Concho to bring the subject Property into compliance; and (b) perform all its obligations under this Agreement as a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oil field practices, and in compliance with all applicable agreements, Laws and applicable policies and procedures of Concho that are specifically identified or made known to Contractor. Subject to Section 12, in no event shall Contractor have liability hereunder for losses sustained or liabilities incurred, except such losses or liabilities that result from gross negligence or willful misconduct of Contractor or its Affiliates or its or their employees, agents or representatives.
     10. Consideration.
(a)	Amount of Payment. Concho shall pay Contractor for its Services under this Agreement as follows; provided, however, that all charges of

Contractor therefor shall in no event exceed those charged by or among Contractor and its Affiliates for the same or similar services:

(1)	For the Services performed under Section 1 of this Agreement, a monthly charge in the amount of $375 per well and per Disposal Well located on the Properties, such amount to be inclusive of salaries, benefits, costs of vehicles (including depreciation and fuel), cell phones, payroll taxes, repairs, maintenance and other administrative costs incurred by Contractor in performing such Services. All such costs shall only be for Services provided by Contractor on the Properties according to Section 1 of this Agreement, shall not include any costs incurred by Contractor in connection with other properties operated by Contractor, and shall be allocated to the Properties on a basis reasonably acceptable to the Concho.

(2)	For the Services performed under Section 3 of this Agreement, a monthly charge in the amount calculated at the average market rates in the area of the Properties for Services for (a) reworking operations, (b) recompletion operations, (c) plugging and abandonment operations, (d) site restoration operations, (e) drilling and completion operations and (f) other Services performed by Contractor under Section 3 of this Agreement to the extent not otherwise charged hereunder. The average market rates shall be, during the period commencing on the Effective Date and ending on September 30, 2007, those rates set forth on the schedule furnished by the Contractor to Concho on the date hereof, and thereafter shall be mutually determined from time to time by Concho and Contractor, but at least on a semi-annual basis.

(3)	A monthly overhead charge for Services performed in connection with drilling operations under Section 3 of this Agreement at the rate of $2,000 per well per month. Charges for drilling wells shall begin on the spud date and terminate on the date the drilling and/or completion equipment is released, whichever occurs later. No charge shall be made for suspension of drilling operations for fifteen (15) or more consecutive calendar days.
(b)	Invoices. Contractor shall submit monthly invoices, with all supporting information requested by Concho, to Concho for Services performed and expenses incurred hereunder during the previous month. Contractor’s invoices will be deemed approved by Concho unless Concho provides Contractor written objection to a particular invoice, explaining the items and amounts in dispute and the basis of such objection, within twenty (20) days after receipt of such invoice. Notwithstanding Concho’s objection to a particular invoice, such invoice will be deemed approved as to the undisputed portion of such invoice as of the end of such period. Concho shall make payment to Contractor within thirty (30) days after Concho’s receipt of Contractor’s invoice for the full amount of such invoice (or, if Concho provides a written objection as set forth above, payment shall be made for the undisputed portion of such invoice). Concho shall make payment to Contractor of the disputed amounts in an invoice within ten (10) days after resolution of any written objections to such amounts. Amounts due on past due amounts shall bear interest at the rate of nine percent (9%) per annum from the date due until paid. Contractor’s invoices containing all pertinent information shall be submitted to or as directed by Concho’s representative named in Section 8.

(c)	Records. Contractor shall keep full and accurate records and accounts of or relating to the Services consistent with its historical record keeping and accounting methods. Additionally, Contractor shall maintain a system of internal controls sufficient to provide reasonable assurance that records of such activities are properly maintained. All such records will, at all reasonable times during the term hereof, and for a period of seven (7) years following the termination hereof, be kept and available for inspection and copying by Concho or any agent designated by Concho upon at least seventy-two (72) hours prior notice and during normal business hours.

(d)	Semi-Annual Survey of Rates. Contractor shall prepare and provide Concho a semi-annual survey (commencing July 1, 2007) of the prevailing rates charged in the Contract Area for the types of Services performed by Contractor under this Agreement.
     11. Equipment Relocation. After notice and approval from Concho, Contractor may move or relocate Concho’s equipment from the Properties to other properties operated by Contractor, including properties not owned by Concho. Any such relocation shall be conducted in conformity with the requirements for material transfers of the Accounting Procedure for Joint Operations included in the relevant or applicable joint operating agreement. To the extent no joint operating agreement is applicable to the subject Property, then the value of the equipment relocated should generally reflect the market value on the date of the physical transfer of the equipment. Contractor shall make available to Concho sufficient documentation to verify the valuation of the equipment to be relocated, and shall provide to Concho materials transfer documentation consistent with Concho’s existing procedures. Relocated equipment shall be priced using one of the following pricing methods; provided, however, the Contractor shall use consistent pricing methods, and not alternate between methods for the purpose of choosing the method most favorable to the Contractor for a specific relocation:
(a)	using published prices in effect on the date of relocation as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System: (i) for oil country tubulars and line pipe, the published price shall be based upon eastern mill carload base prices (Houston, Texas, for special end) adjusted as of date of movement plus transportation costs and (ii) for other equipment, the published price shall be the published list price in effect at date of movement, as listed by a supply store nearest the Properties where like equipment is normally available, or point of manufacture plus transportation costs;

(b)	based on a price quotation from a vendor that reflects a current realistic acquisition cost;

(c)	based on the amount paid by the Contractor for like equipment in the area of the Properties within the previous six (6) months from the date of physical transfer; or

(d)	as agreed to by Concho for equipment being relocated to the Properties, and by the parties owning the equipment being relocated from the Properties.
     12. Indemnification. Notwithstanding Section 9, but subject to Section 16, Contractor shall indemnify, defend and hold harmless Concho, its parent corporations, subsidiaries, Affiliates, successors and assigns, and its and their respective directors, officers, shareholders, agents, subcontractors, representatives and employees (each, individually, an “Indemnified Party”), against and from any and all losses, claims, damages, liabilities, fines, penalties, actions, suits, expenses and/or costs (including court costs and reasonable attorneys’ fees), for or on account of injury, bodily or otherwise, to or death of persons, damage to or destruction of property belonging to Concho, other parties that own interest in the Properties, or others, arising out of, or in any way connected with (a) the presence of Contractor, its subcontractors, agents, servants, representatives and/or employees on the Properties; (b) Contractor’s performance under this Agreement; and/or (c) the breach of any provisions hereof, but shall not apply to claims (i)

for damages or losses to any property relating to drilling, testing, fracing, completing, repairing or other operations or (ii) solely attributable to any operations by third parties on adjacent or contiguous properties. If indemnification is sought pursuant to this section, the Indemnified Party shall give written notice to Contractor of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow Contractor to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnified Party, and cooperate with Contractor in the defense thereof; provided, however, that the omission to give such notice to Contractor shall not relieve Contractor from any liability which it may have to the Indemnified Party, except to the extent that Contractor is prejudiced by the failure to give such notice. The Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party at its sole cost. THE INDEMNITY OBLIGATION PROVIDED HEREIN SHALL APPLY REGARDLESS OF ANY CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF ANY INDEMNIFIED PARTY, EXCEPT TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. THESE COVENANTS OF INDEMNITY SHALL SURVIVE CANCELLATION, TERMINATION, OR EXPIRATION OF THIS AGREEMENT.
     13. Insurance. Contractor and each subcontractor of Contractor shall, at all times during the progress of the operations, maintain with insurance providers reasonably acceptable to Concho: (A) Worker’s Compensation Insurance in statutory amounts, including Employer’s Excess Liability coverage in an amount in compliance with applicable law; (B) Commercial General Liability Insurance, with limits of not less than $1,000,000 per occurrence for bodily injury and property damage combined; (C) Automobile Liability Insurance in an amount not less than $1,000,000 combined single limit per occurrence; and (D) Employer’s Liability Insurance, with limits not less than $500,000. Contractor shall provide Owner with certificates of insurance which contain 30-day Notice of Cancellation, Material Change or Intent to Non-Renew clauses in favor of Concho. The certificate of insurance pertaining to general liability coverage shall name Concho as an additional insured. All insurance carried by Contractor and each subcontractor of Contractor shall contain endorsements stating that Contractor’s coverage is primary to any coverage Concho may elect to carry for its own account. Each policy shall be endorsed to provide waiver of subrogation rights in favor of Concho. In the event that any applicable joint operating agreement imposes a different insurance obligation on Concho, then Contractor shall comply with whichever obligation imposes the greater amount of insurance coverage. Concho agrees to maintain insurance coverage in respect of the Properties (including in respect of its operations and personnel thereon) that is in amounts and insures against such losses and risks that Concho believes are adequate to protect Concho and shall provide Contractor with certificates of insurance in respect of such insurance coverage.
     14. Liens. Contractor will keep the Properties free and clear of mechanic’s liens, materialmen’s liens, and other liens threatened, asserted or created by Contractor’s employees, agents and representatives, and those vendors, suppliers and/or subcontractors to whom Contractor is responsible for payment, arising from or relating to Services performed by Contractor hereunder (a “Lien”); provided, however, that the foregoing shall not apply to any Liens filed or asserted against the Properties because of Concho’s failure to pay amounts due or claimed to be due to the applicable Lien claimant, including Contractor.
     15. Independent Contractor. Contractor will carry out all Services performed under this Agreement as an independent contractor. Neither Contractor nor any of its agents, employees, or servants are to be considered an agent or employee of Concho in any respect.

Likewise, neither Concho nor any of its agents, employees, or servants are to be considered an agent or employee of Contractor in any respect.
     16. Access and Consultation. Concho and its representatives and consultants shall have full and free access at all reasonable times to all operations of every kind and character being conducted in the Contract Area and Contractor agrees to consult with Concho and its representatives and consultants with respect to all Services to be performed hereunder. IF CONCHO EXERCISES RIGHTS OF ACCESS UNDER THIS SECTION 16 THEN (a) SUCH ACCESS SHALL BE AT CONCHO’S SOLE RISK, COST AND EXPENSE AND CONCHO WAIVES AND RELEASES ALL CLAIMS AGAINST CONTRACTOR (AND ITS AFFILIATES AND THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AGENTS OF SUCH PARTIES) FOR INJURY OR DAMAGE TO CONCHO OR ITS EMPLOYEES, REPRESENTATIVES AND CONTRACTORS OR ITS OR THEIR PROPERTY ATTRIBUTABLE TO CONCHO’S OR SUCH PERSONS’ ACTIVITIES WHILE PRESENT DURING ANY SUCH OPERATION AND (b) CONCHO SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS CONTRACTOR (AND ITS AFFILIATES AND THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AGENTS OF SUCH PARTIES) FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS FEES), OR LIENS OR ENCUMBRANCES FOR LABOR OR MATERIALS, ARISING OUT OF SUCH ACCESS AND ACTIVITIES, EXCEPT, IN THE CASE OF (a) OR (b) ABOVE, AS MAY RESULT FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRACTOR (OR ITS AFFILIATES AND THE RESPECTIVE DIRECTORS,

OFFICERS, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AGENTS OF SUCH PARTIES). THESE COVENANTS OF INDEMNITY SHALL SURVIVE CANCELLATION, TERMINATION, OR EXPIRATION OF THIS AGREEMENT. If indemnification is sought pursuant to this Section 16, the indemnified party shall give written notice to the indemnifier of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow indemnifier to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the indemnified party, and cooperate with indemnifier in the defense thereof; provided, however, that the omission to give such notice to the indemnifier shall not relieve the indemnifier from any liability which it may have to the indemnified party, except to the extent that the indemnifier is prejudiced by the failure to give such notice. The indemnified party shall have the right to employ separate counsel to represent the indemnified party at its sole cost.
     17. Assignment and Delegation. This Agreement is personal and neither Concho nor Contractor may assign any rights nor delegate any duties incurred by this Agreement, or any part thereof, without the prior written consent of the other party.
     18. Affiliate Defined. The term “Affiliate” shall mean for a person, another person that controls, is controlled by, or is under common control with that person. In this definition, (a) control means the ownership of one person, directly or indirectly, of more than fifty percent (50%) of the voting securities of a corporation or, for other persons, the equivalent ownership interest (such as partnership interests) and (b) “person” means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.
     19. Non-Waiver. The failure by either party to insist upon or enforce any term of this Agreement or to exercise any right herein granted shall not be construed as a waiver or relinquishment to any extent of its right to assert or rely upon such term or right on any future occasion.
     20. Force Majeure. Contractor shall not be considered in default because of any delays in Services to be performed hereunder due to causes beyond the control and without the fault or negligence of Contractor, including, but not restricted to an act of God or of a public enemy, fire, flood, epidemic quarantine restriction, area wide strike, freight embargo, unusually severe weather, or delay of Contractor’s subcontractors or suppliers due to such cause; provided that Contractor shall immediately notify Concho in writing of the causes of delay and its probable extent. In the event of a claim of force majeure by Contractor which continues for a period in excess of ten (10) consecutive days and which causes Contractor to cease all Services hereunder during such 10-day period, Concho shall have the right to terminate this Agreement. With respect to any Properties for which there is an applicable joint operating agreement, the force majeure provisions of such joint operating agreement are hereby incorporated in this Agreement and shall apply to each Property covered by such joint operating agreement instead of the foregoing force majeure provision.
     21. Audit. Not more than once during any consecutive six-month period, Concho shall have the right to audit the records and accounts of Contractor and its Affiliates upon thirty (30) days prior notice to the Contractor.
     22. Governing Law. This Agreement shall be governed, construed, and interpreted in accordance with the laws of the State of New Mexico.
     23. Notices. All notices authorized or required between the parties by this Agreement shall be in writing and delivered in person or by mail, courier service or by telecopy which provides written confirmation of complete transmission, and addressed to the designated representative of the party addressed.

     23. Confidentiality. Contractor shall keep confidential and not disclose to any third party or use for any purpose, other than in connection with, and solely to the extent necessary to, the performance of operations hereunder, any information disclosed to it by Concho or which it develops or learns in the course of performance of operations hereunder, except such confidential or non-proprietary information as (A) is disclosed to Contractor by third parties not in violation of any confidentiality obligation, or (B) is then or thereafter published or otherwise becomes generally available to the public through no breach of this Agreement by Contractor, or any of its Affiliates, employees, agents or representatives.
     24. Headings. Paragraph headings are used herein for convenience of reference only and shall not affect the construction of any provision hereof.
     25. Entire Agreement; Termination of COA. This writing is intended by the parties to be the final, complete and exclusive statement of their agreement about the matters covered herein. There are no oral understandings, representations or warranties affecting it. All exhibits hereto are incorporated herein and are an integral part of this Agreement. Effective as of the Effective Date, the COA is terminated and no longer of force and effect; provided, Concho’s rights under Section 23 of the COA shall terminate one (1) year after the Effective Date hereof; provided that Concho must provide thirty (30) days prior written notice to Contractor to exercise such rights.

     EXECUTED on the day, month and year first herein written:
CONCHO
COG OPERATING LLC

By:	/s/ E. JOSEPH WRIGHT
E. Joseph Wright, Vice President –
Engineering and Operations
CONTRACTOR
MACK ENERGY CORPORATION

By:	/s/ ROBERT C. CHASE
Robert C. Chase, Vice President